                                                         Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                                                 Registration No.: 333-130408-01

MLMT 2006-C1 - New Issue $2.490 bn approx Fixed Rate CMBS
Merrill Lynch Mortgage Trust 2006-C1
Commercial Mortgage Pass-Through Certificates, Series 2006-C1

Bookrunner:          Merrill Lynch
Co-Lead Managers:    Merrill Lynch, LaSalle Financial Services
Co-Managers:         PNC, Goldman Sachs, Morgan Stanley
Rating Agencies:     Fitch, S&P

Note the following changes:

(1)  Walgreen's Baltimore loan (0.24% of IPB) has been removed from the deal.
     This will result in changes to the overall pool statistics.
(2)  Class A3 has been split into A3 and A3B.
Pl. see updated bond information below:

Class    Size($mm)   (F/S)    Sub Lvl    WAL   Prin Window   Px Guid     Stat
 A1       91.545    AAA/AAA    30.000   2.681     1 - 57       S+3a      0.7x
 A2      380.444    AAA/AAA    30.000   4.824    57 - 60       S+12a     0.3x
 A3      134.000    AAA/AAA    30.000   6.315    73 - 81       S+27a    SUBJECT
 A3B      25.000    AAA/AAA    30.000   6.872    81 - 83       **NOT OFFERED**
 ASB     113.900    AAA/AAA    30.000   7.279    60 - 111      S+22a    SUBJECT
 A4      753.353    AAA/AAA    30.000   9.694   111 - 118      S+23a    SUBJECT
 A1A     244.645    AAA/AAA    30.000   8.934     1 - 118      **NOT OFFERED**
 AM      248.983    AAA/AAA    20.000   9.852   118 - 119      S+26a     1.1x
 AJ      217.861    AAA/AAA    11.250   9.881   119 - 119      S+29a     0.2x
 B        56.022     AA/AA      9.000   9.910   119 - 120      S+33a     0.6x
 C        28.010    AA-/AA-     7.875   9.964   120 - 120      S+35a     0.4x
 D        31.123      A/A       6.625   9.964   120 - 120      S+43a     0.4x

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-130408) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free (866) 500-5408.

The information set forth herein is subject to change prior to the time of sale of any securities sold to you.

Any disclaimers or other notices that may appear in the text of, at the bottom of, or attached to, this communication (other than as contained in this paragraph) should be disregarded. Such disclaimers or other notices have been
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